Exhibit 23.3

INDEPENDENT MINING CONSULTANTS, INC.

CONSENT OF QUALIFIED PERSON

TO:  All Securities and Exchange Commission authorities

I, John M. Marek, P.E., consent to the references to me in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 of General Moly, Inc. (the Company) and to the use of the information in the section titled “Items 1 & 2. Business and Properties—Description of the Mt. Hope Project—Reserves and Mineralized Material”.  I acted as the Qualified Person for the update to the Statement of Reserves and Mineralized Material table found in the subject report.

I further consent to the incorporation by reference thereof into the Registration Statement on Form S-3 to be filed by the Company on April 12, 2017.

Dated this 11 April 2017

John M. Marek, Registered Member of SME
President
Independent Mining Consultants